PORTIONS OF THIS DOCUMENT INDICATED BY AN [***] HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT OF SUCH INFORMATION.

                                                                     EXHIBIT 4.3



                                BRIGHTSTAR CORP.

                             STOCKHOLDERS' AGREEMENT

                             DATED: DECEMBER 30,2003

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
1. DEFINITIONS.................................................    2

2. TRANSFER RESTRICTIONS.......................................    7

   2.1.  General Restrictions..................................    7
   2.2.  Certain Permitted Transfers...........................    7
   2.3.  Preemptive Rights and Rights of First Offer...........    7
   2.4.  Right of Co-Sale......................................   10

3. DRAG-ALONG RIGHTS...........................................   11

   3.1.  Sale of Control.......................................   11
   3.2.  Closing...............................................   11

4. REGISTRATION RIGHTS.........................................   12

   4.1.  Demand Registration Rights............................   12
   4.2.  Piggyback Registration Rights.........................   14
   4.3.  Expenses of Registration..............................   15
   4.4.  Registration Procedures and Obligations...............   15
   4.5.  Indemnification.......................................   17

5. BOARD OF DIRECTORS..........................................   19

   5.1.  Size of Board.........................................   19
   5.2.  Right to Designate....................................   19
   5.3.  Replacement of Director...............................   20
   5.4.  Certain Expenses......................................   20
   5.5.  Election of Designees.................................   20
   5.6.  Board Meetings; Expenses; Indemnification; Insurance..   20
   5.7.  Quorum; Act of the Board..............................   21
   5.8.  Composition of Subsidiary Boards; Observer Rights.....   22
   5.9.  Fiduciary Duties......................................   22

6. RIGHTS AND PREFERENCES OF THE SERIES A PREFERRED STOCK......   22

7. COVENANT OF THE MANAGEMENT CONTROLLING STOCKHOLDERS.........   22

8. TERMINATION.................................................   22

9. RESTRICTIVE LEGEND..........................................   23

10.INFORMATION RIGHTS; CONFIDENTIALITY.........................   23

11.MISCELLANEOUS PROVISIONS....................................    25

   11.1.   Transferee Restrictions.............................    25
   11.2.   Notice..............................................    25
   11.3.   Entire Agreement....................................    26
   11.4.   Successors and Assigns..............................    26
   11.5.   Amendments; Waiver..................................    26
   11.6.   Applicable Law......................................    26
   11.7.   Binding Effect; Benefits............................    26
   11.8.   Counterparts........................................    26
   11.9.   Severability........................................    26
   11.10.  Headings............................................    26

EXHIBIT A......................................................   A-l
EXHIBIT B......................................................   B-l
EXHIBIT C......................................................   C-1

                             STOCKHOLDERS' AGREEMENT

      THIS STOCKHOLDERS' AGREEMENT (this "Agreement") is entered into and made effective as of December 30, 2003, by and among BRIGHTSTAR CORP., a Delaware corporation (the "Corporation"), and each of the individuals and entities listed in Exhibit A. as amended from time to time (the "Preferred Stockholders"), and each of the individuals and entities listed in Exhibit B. as amended from time to time (the "Convertible Noteholders"), and the individuals and entities listed in Exhibit C. as amended from time to time (the "Common Stockholders").

                                   WITNESSETH:

      WHEREAS, the Corporation is authorized to issue Fifty Five Million (55,000,000) shares of capital stock of the Corporation, of which Fifty Million (50,000,000) shares are designated as common stock, $0.0001 par value per share ("Common Stock"), and Five Million (5,000,000) shares are designated as preferred stock, $0.0001 par value per share ("Preferred Stock"), of which Three Million Seven Hundred Fifty Thousand (3,750,000) shares of Preferred Stock are designated as Series A 8% Cumulative Convertible Preferred Stock ("Series A Preferred Stock"); and

      WHEREAS, each Preferred Stockholder holds the number of shares of Series A Preferred Stock set forth opposite each such Preferred Stockholder's name on Exhibit A attached hereto, which number collectively represents one hundred percent (100%) of the issued and outstanding Series A Preferred Stock; and

      WHEREAS, each Convertible Noteholder holds Convertible Senior Subordinated Notes in the aggregate principal amount set forth opposite each such Convertible Noteholder's name on Exhibit B attached hereto, which amount collectively represents one hundred percent (100%) of the issued and outstanding Convertible Senior Subordinated Notes; and

      WHEREAS, each Common Stockholder holds the number of shares of Common Stock set forth opposite each such Common Stockholder's name on Exhibit C attached hereto, which collectively represents one hundred percent (100%) of the issued and outstanding Common Stock; and

      WHEREAS, in connection with the investment concurrently being made by the Preferred Stockholders in the Series A Preferred Stock in the number of shares of such Series A Preferred Stock as set forth opposite such Preferred Stockholder's name on Exhibit A attached hereto, and the Convertible Noteholders in the Convertible Senior Subordinated Notes in the amounts set forth opposite such Convertible Noteholder's name on Exhibit B attached hereto, the Common Stockholders, Convertible Noteholders and the Preferred Stockholders desire to enter into this Agreement to provide for certain matters regarding the Covered Securities and the governance of the Corporation.

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

      1. Definitions.

      As used in this Agreement, the following terms shall have the meanings ascribed to them in this Section 1:

      "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise. Except with respect to Section 2, for purposes of this definition, a Person shall be deemed to be "controlled by" a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person.

      "Agreement" has the meaning set forth in the preamble hereof.

      "Board" means the Corporation's Board of Directors.

      "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

      "Closing Date" has the meaning set forth in Section 2.3.1.2 hereof.

      "Common Stock" has the meaning set forth in the preamble hereof.

      "Common Stock Equivalents" shall mean options, warrants, securities or rights convertible into or exercisable for or otherwise entitling the holder thereof to receive directly or indirectly, shares of Common Stock.

      "Common Stockholders" has the meaning set forth in the preamble hereof.

      "Conversion Price" means the conversion price as defined in each of the Purchase Agreement and the Certificate of Designation as in effect from time to time.

      "Convertible Noteholders" has the meaning set forth in the preamble hereof.

      "Convertible Securities" means any indebtedness or shares of capital stock (including Series A Preferred Stock and Convertible Senior Subordinated Notes) convertible into or exchangeable for Common Stock, including Common Stock Equivalents.

      "Convertible Senior Subordinated Notes" shall mean those Convertible Senior Subordinated Notes issued to the investors by the Corporation on the date hereof in the principal amount of up to Thirty One Million Seven Hundred Fifty Thousand Dollars ($31,750,000).

      "Corporation" has the meaning set forth in the preamble hereof.

      "Co-Sale Election" has the meaning set forth in Section 2.4.2 hereof.

      "Co-Sale Notice" has the meaning set forth in Section 2.4.1 hereof.

      "Co-Sale Pro Rata Portion" means, with respect to any Investor, a fraction
(A) the numerator of which is the sum of the number of shares of Common Stock held by such Investor, plus all Common Stock acquirable pursuant to Common Stock Equivalents held by such Investor, and (B) the denominator of which is the aggregate number of shares of Common Stock, plus Common Stock acquirable pursuant to Common Stock Equivalents held by all Investor and the Offering Stockholder.

      "Covered Securities" (i) shares of Common Stock, (ii) shares of Series A Preferred Stock, (iii) Convertible Senior Subordinated Notes, (iv) any other shares of capital stock of the Corporation, (v) any shares into which the securities described in the foregoing (i), (ii), (iii) and (iv) may be converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, including, without limitation, convertible securities, (vi) any shares of capital stock of the Corporation or any successor thereto received by the holders of such shares in a merger, consolidation or other reorganization of or including the Corporation, (vii) any securities now or hereafter convertible or exchangeable into securities described in the foregoing clauses (i), (ii),
(iii), (iv) or (vi), or (viii) any interest in the foregoing (i)-(vii).

      "Demand Notice" has the meaning set forth in Section 4.1.1.3 hereof.

      "Demand Shares" means (i) the Common Stock issued or issuable upon conversion of the Series A Preferred Stock; (ii) the Common Stock issued or issuable upon conversion of the Convertible Senior Subordinated Notes; and (iii) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Series A Preferred Stock, Convertible Senior Subordinated Notes or Common Stock; provided, however, that the Demand Shares shall not include those Covered Securities that have been effectively registered under Section 5 of the Securities Act and disposed of pursuant to an effective registration statement.

      "Demand Stockholders" has the meaning set forth in Section 4.1.1 hereof.

      "Fully Diluted Capital Stock" means the sum of (i) the Corporation's outstanding Common Stock, (ii) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, (iii) the shares of Common Stock issuable upon conversion of the Convertible Senior Subordinated Notes; and (iv) the shares of Common Stock issuable upon the exercise of all other outstanding Convertible Securities.

      "GAAP" means United States generally accepted accounting principles.

      "Governing Body" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

      "Industry Participant" means any Person and Affiliates of said Person that is engaged in the business in which the Corporation and/or its Subsidiaries are engaged in as of the last day of the last fiscal period for which audited annual financial statements have been delivered to the Investors pursuant to Section 10 hereof; provided, however, that no Person shall be considered to be an Industry Participant solely as the result of the ownership by such Person of capital stock of any other Person that is an "Industry Participant" unless such aforementioned person owns in excess of 10% of the voting power of the outstanding common stock of such Industry Participant (or 20% of such voting power if such Industry Participant's common stock is registered under the Securities Exchange Act of 1934). Without limiting the foregoing, an Industry Participant shall be deemed to include any customers, suppliers and competitors of the Corporation. For purposes of this section, the term "customers" and "suppliers" shall mean any current customer and supplier, respectively, of the Corporation and any Person who has been a customer or supplier of the Corporation at any time during or after the last fiscal period for which audited annual financial statements have been delivered to the Investors pursuant to
Section 10 hereof.

      "Investors" means Falcon Mezzanine Partners, L.P., Prudential Capital Partners, L.P., Prudential Capital Partners Management Fund, L.P., [***], Arrow Investment Partners and RCG Carpathia Master Fund, Ltd., and their respective Permitted Transferees.

      "Majority Noteholder Investors" means those Investors that have purchased Convertible Senior Subordinated Notes under the Purchase Agreement and their Permitted Transferees holding any combination of Convertible Senior Subordinated Notes or shares of Common Stock issued or issuable upon conversion of the Convertible Senior Subordinated Notes which represent a majority of the shares of Common Stock issued or issuable upon conversion of the Convertible Senior Subordinated Notes.

      "Majority Preferred Investors" means those Investors that have purchased Series A Preferred Stock under the Purchase Agreement and their Permitted Transferees holding any combination of Series A Preferred Stock or shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock which represent a majority of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

      "Management Controlling Stockholder" means R. Marcelo Claure and David Peterson, and any other Stockholder, other than the Investors, beneficially owning as of the date hereof five percent (5%) or more of the Fully Diluted Capital Stock and his Permitted Transferees.

      "New Securities" means any preferred stock, Common Stock or other capital stock of the Corporation, whether now authorized or not, and all Common Stock Equivalents, provided, however, that the term "New Securities" shall not include:

            a) shares or Common Stock Equivalents issued to officers, directors, employees or consultants of the Corporation pursuant to stock option or purchase plans or similar agreements approved by the Board;

            b) any shares of Series A Preferred Stock issued under the Purchase Agreement and any shares of Common Stock of the Corporation issuable upon conversion of such Series A Preferred Stock or Convertible Senior Subordinated Notes;

            c) any securities issued in connection with any stock split, stock divided or other similar event in which all Stockholders are entitled to participate in a pro rata basis;

            d) any securities issued upon the exercise, conversion or exchange of any security if such security constituted a New Security when issued;

            e) any securities issued in the Corporation's Qualified Public Offering;

            f) any securities issued pursuant to the acquisition of another corporation or entity by the Corporation from a third party that is not an Affiliate of the Corporation by consolidation, merger, purchase of assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or all or substantially all of the assets of a line of business or division of such other corporation or entity, or fifty percent (50%) or more of the voting power and equity ownership of such other entity and in each case as approved by the Board.

      "Permitted Transfer" has the meaning set forth in Section 2.2 hereof.

      "Permitted Transferee" means the transferee in a Permitted Transfer.

      "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

      "Preferred Stock" has the meaning set forth in the preamble hereof.

      "Preferred Stockholders" has the meaning set forth in the preamble hereof.

      "Primary Shares" means, at any time, the authorized but unissued shares of Common Stock of the Corporation.

      "Purchase Agreement" means that certain Purchase Agreement of even date herewith by and between, among others, the Corporation and the Investors.

      "Qualified Public Offering" of the Corporation means the consummation of a bona fide underwritten initial public offering of the Common Stock of the Corporation pursuant to an effective Registration Statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering), resulting in gross proceeds of at least $50,000,000.

      "Refusal Period" has the meaning set forth in Section 2.3.1.1 hereof.

      "Register" "Registered" and "Registration" refer to a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of such Registration Statement.

      "Registrable Shares" means (i) all Common Stock issued or issuable upon conversion of the Series A Preferred Stock; (ii) all Common Stock issued or issuable upon conversion of the Convertible Senior Subordinated Notes; and (iii) all Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Series A Preferred Stock or Common Stock ; provided, however, that the Registrable Shares shall not include those Covered Securities that have been effectively registered under Section 5 of the Securities Act and disposed of pursuant to an effective registration statement.

      "Registration Date" means the date of the Corporation's initial Registered public offering.

      "Registration Statement" means a registration statement on Form S-1, SB-2 or S-3, or any successor form thereto, in compliance with the Securities Act.

      "Securities Act" means the Securities Act of 1933, as amended, or any subsequent similar Federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect from time to time. References to a particular section of the Securities Act shall include a reference to the comparable section, if any, of any subsequent similar Federal statute.

      "Series A Preferred Stock" has the meaning set forth in the preamble hereof.

      "Stockholders" means the Common Stockholders, the Preferred Stockholders and the Convertible Noteholders collectively.

      "Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

      "Transfer" or "Transferred" means any sale, transfer, gift, pledge, assignment, distribution, encumbrance, hypothecation, mortgage, granting of a security interest, charge or lien in or other disposition, including, without limitation, any transfer of bankruptcy assets pursuant to the U.S. Bankruptcy Code.

      2. Transfer Restrictions.

            2.1. General Restrictions. No Covered Security now owned (beneficially or otherwise) or subsequently acquired (directly or indirectly) by any Stockholder shall be Transferred, except in accordance with this Agreement. Every Transfer of Covered Securities by a Stockholder shall be subject to the condition that the proposed transferee, if not already bound by this Agreement, shall first agree in writing, in form reasonably satisfactory to the Corporation, to be bound by the terms hereof.

            2.2. Certain Permitted Transfers.

                  2.2.1. Subject to the last sentence of Section 2.1 hereof, each Stockholder may, at any time, Transfer any of his or its Covered Securities, without the consent of any other party hereto and without first complying with the provisions of Section 2.4 hereof (each, together with a Transfer permitted under Section 2.2.2. below, a "Permitted Transfer") to (i) its Affiliates; (ii) his or her spouse (other than in connection with a divorce proceeding), parents, children (natural or otherwise), stepchildren or grandchildren, or a trust or similar vehicle solely for the benefit of any such person or persons; (iii) such Stockholder's stockholders, officers or directors, partners or members, as applicable, on a pro-rata basis in connection with any dividend, distribution or upon liquidation thereof; (iv) to any other Stockholder, or (v) in the case of any Investor, to a pledgee that is a commercial bank or other financial institution providing financing to such Investor, which such pledgee is taking a security interest in such Investor's Covered Securities in connection with such financing; provided, however, that, in any such above described event, such transferring Stockholder shall notify the Corporation, in writing, prior to such Permitted Transfer.

                  2.2.2. Subject to the last sentence of Section 2.1 hereof, each Stockholder may, at any time, Transfer any of his or its Covered Securities to any Person, without the consent of any other party hereto, but subject to
Section 2.4 hereof (a "Permitted Transfer"); provided, however, that no Investor may Transfer any of his or its Covered Securities to an Industry Participant, except as otherwise provided in Section 2.3.2 hereof.

            2.3. Preemptive Rights and Rights of First Offer.

                  2.3.1. Preemptive Rights Upon Corporate Issuances.

                        2.3.1.1. Preemptive Rights. At any time prior to a Qualified Public Offering, if the Corporation shall propose to issue any New Securities, the Corporation first shall offer, by written notice, to the Investors the right, for a period of thirty (30) days (the "Refusal Period"), to purchase for cash at an amount equal to the price or fair market value of other consideration for which such New Securities are to be issued, a number of such New Securities offered in such proposed issuance so that, after giving effect to such issuance (and the conversion, exercise or exchange into or for, whether directly or indirectly, shares of Common

Stock of all such New Securities that are so convertible, exercisable or exchangeable), each of the Investors will continue to maintain his or its same proportionate ownership of the Fully Diluted Capital Stock as of the date of such notice (treating each of such Investors, for the purpose of such computation, as the holder of the number of shares of Common Stock that would be issuable to such party upon the conversion, exercise or exchange of all Convertible Securities held by such party on the date such offer is made into or for (whether directly or indirectly) shares of Common Stock and assuming the like conversion, exercise or exchange of all such other Convertible Securities held by other persons).

                        2.3.1.2. Mechanics of Preemptive Right. The closing of any purchase of any New Securities proposed to be issued pursuant to this
Section 2.3 shall take place at the principal office of the Corporation within ninety (90) days after the date of the Corporation's written notice to the Investors (each, a "Closing Date"). The Corporation's written notice to the Investors shall describe the New Securities proposed to be issued by the Corporation and specify the number of New Securities to be offered to the Investors (determined pursuant to Section 2.3.1.1 hereof), price and payment terms. Each Investor may accept the Corporation's offer as to the full number of New Securities (as determined pursuant to Section 2.3.1.1), or any lesser number, by written notice thereof given by such Investor to the Corporation prior to the expiration of the Refusal Period, in which event the Corporation shall sell and such Investor shall buy, upon the terms specified, the number of New Securities agreed to be purchased by such Investor by the Closing Date and concurrent with the sale by the Corporation of the remainder of such New Securities as hereinafter provided. In its written notice of acceptance to the Corporation, each Investor may, indicate the maximum number of New Securities such Investor would purchase in excess of such Investor's Pro Rata Share (the "Excess Amount"). For purposes of this Section 2.3.1.2, "Pro-Rata Share" shall mean, with respect to each Investor, the percentage equal to (i) the number of Covered Securities owned by such Investor divided by (ii) the aggregate number of Covered Securities owned by all Investors. If one or more Investors declines to participate in such purchase or elects to purchase less than such Investor's Pro Rata Share, then such rejected New Securities shall automatically be deemed to be accepted by the Investors who specified an Excess Amount in their respective notice of acceptance, allocated among such Investors in proportion to their respective Pro Rata Share determined based only on the participating Investors but in no event shall an amount greater than an Investor's Excess Amount be allocated to such Investor. Any excess New Securities shall be allocated among the remaining participating Investors whose specified Excess Amount has not been satisfied in proportion to their respective Pro Rata Share, determined based only on the participating Investors, and such procedure shall be employed until the entire Excess Amount of each participating Investor has been satisfied or all New Securities have been allocated. The Corporation shall be free at any time during the period of sixty (60) days after the Refusal Period to offer and sell to a purchaser, in one transaction or a series of transactions, the remainder of the New Securities proposed to be issued by the Corporation (including, but not limited to, the New Securities not agreed by the Investors to be purchased by them), at a price and on payment terms no more favorable to such purchaser than those specified in such notice of offer to the Investors. However, if such sale or sales is or are not consummated within such sixty (60) day period as to any number of New Securities, the Corporation shall not sell such New Securities as shall not have been purchased within such period without again complying with this Section 2.3.1.

                  2.3.2. Transfer to Industry Participant.

                        2.3.2.1. If a Default or Event of Default has occurred and is continuing under the Purchase Agreement and/or a Protective Default, Payment Default or Outside Date Default has occurred and is continuing under the Certificate of Designation (collectively, a "Default"), and then only during such period as the Corporation is in Default under the said instrument, an Investor (for purposes of this Section 2.3.2, the "Offering Stockholder") may Transfer to an Industry Participant all or any portion of the Covered Securities covered by such instrument and held by such Offering Stockholder, and if such Transfer is prior to a Qualified Public Offering, the Offering Stockholder shall deliver written notice to the Corporation of its intent to Transfer all or a portion of its Covered Securities (the "Offered Securities") to an Industry Participant. The written notice (the "Request for Offer") shall include a request that the Corporation make a written offer to the Offering Stockholder to purchase the Offered Securities. The Corporation shall have a period of thirty
(30) calendar days in which to make a written offer (the "Corporation Offer") to the Offering Stockholder to purchase all but not less than all of the Offered Securities, which Corporation Offer shall include the proposed purchase price per security for the Offered Securities and all other material terms and conditions of the Corporation Offer. The Corporation shall, within fifteen (15) calendar days after delivery of the Corporation Offer provide written evidence to the Offering Stockholder that it is ready, willing and able to purchase the Offered Securities, such written evidence to be satisfied by verified account statements reflecting that the Corporation maintains sufficient cash or cash equivalents on-hand to cover the aggregate purchase price for the Offered Securities or a written financing commitment from a lender reasonably acceptable to the Offering Stockholder.

                        2.3.2.2.The Offering Stockholder shall have the right for a period of fifteen (15) calendar days after receipt of the financial information described in the last sentence of Section 2.3.2.1. to accept the Corporation Offer. The Offering Stockholder's right to accept the Corporation Offer shall be exercised by delivering written notice (the "Offering Stockholder Acceptance") to such effect to the Corporation. An Offering Stockholder Acceptance shall be deemed to be an irrevocable commitment to Transfer the Offered Securities to the Corporation at the price and on all other terms and conditions set forth in the Corporation Offer and in this Section 2.3.2. The failure of the Offering Stockholder to exercise its right to accept the Corporation Offer within such fifteen (15) calendar day period shall be deemed to be a waiver of its right to accept the Corporation Offer.

                        2.3.2.3.If the Offering Stockholder accepts the Corporation Offer, the purchase and sale of the Offered Securities to the Corporation shall occur at such time as requested by the Offering Stockholder; provided, however, that such date shall not be earlier than five (5) Business Days following the Offering Stockholder Acceptance or later than ninety (90) days following the date on which the Request for Offer was received by the Corporation. Such sale shall be effected by the Offering Stockholder's delivery to the Corporation of certificates evidencing the Offered Securities purchased, duly endorsed for transfer, against payment to the Offering Stockholder of the purchase price therefor by the Corporation.

                        2.3.2.4.If the Offering Stockholder rejects the Corporation Offer under this Section 2.3, and the Offering Stockholder elects to Transfer the Offered Securities to an Industry Participant, the Transfer must be consummated within one hundred twenty (120) days following the date on which the Request for Offer was received by the Corporation and the purchase price paid or payable by the Industry Participant for the Offered Securities shall be greater than the purchase price set forth in the Corporation Offer.

                        2.3.2.5. Nothing in this Section 2.3 shall entitle the Corporation to have a right of first offer on any Covered Securities held by any Investor except in the specific circumstance described in Section 2.3.2.1.

            2.4. Right of Co-Sale.

                  2.4.1. At any time prior to the consummation of the Corporation's Qualified Public Offering, if any Management Controlling Stockholder (for purposes of this Section 2.4, the "Offering Stockholder") proposes to Transfer its or his Covered Securities to a Person not a Permitted Transferee described in clauses (i) or (ii) of Section 2.2.1. in a transaction otherwise permitted under and in compliance with Sections 2.1 or 2.2.2. hereof, then each Investor shall be afforded the opportunity, pursuant to a written notice from such Offering Stockholder (the "Co-Sale Notice") delivered at least twenty (20) Business Days prior to the consummation thereof, to join in such Transfer by selling its Covered Securities in accordance with Section 2.4.2 below. The Co-Sale Notice shall include: (i) the number of Covered Securities that the Offering Stockholder owns and wishes to sell (for purposes of this Section 2.4, the "Offered Shares"), (ii) the proposed purchase price per share for the Offered Shares (the offer to purchase such shares shall be in cash or cash equivalent only), (iii) the identity of the proposed transferee, (iv) written evidence that the proposed transferee has made a bona fide offer for the Offered Shares and is ready, willing and able to purchase the Offered Shares at the price specified and (v) all other terms and conditions of the offer made by the proposed purchaser of the Offered Shares.

                  2.4.2. Each participating Investor may notify, within ten (10) Business Days after the date of the Co-Sale Notice, the Offering Stockholder of its election to sell a portion of its Covered Securities to the proposed purchaser in an amount not exceeding the number of Offered Shares multiplied by such participating Investor's Co-Sale Pro Rata Portion (the "Co-Sale Election"). The Co-Sale Election shall be deemed to be an irrevocable commitment to sell to the proposed purchaser the number of Covered Securities that the participating Investor has elected to sell pursuant to the Co-Sale Election. The sale and purchase of Covered Securities contemplated by the Co-Sale Election shall be on the same terms set forth in the Co-Sale Notice. The number of Offered Shares sold to the proposed purchaser by the Offering Stockholder shall be reduced by the number of Covered Securities purchased by the proposed purchaser from the participating Investor under this Section 2.4. The closing of the sale of Covered Securities by the participating Investor to the proposed purchaser shall occur simultaneously with the closing of the sale of Offered Shares by the Offering Stockholder to the proposed purchaser. Any such sale within one hundred twenty (120) days after the date of receipt of the Co-Sale Notice shall be made only to persons identified in the Co-Sale Notice and at the same price and upon the same terms and conditions as those set forth in the Co-Sale Notice. In the event such Offering Stockholder has not sold the Offered Shares within such 120-day period, the Offering Stockholder shall not thereafter sell any Covered Securities without first complying with the provisions of this Section 2.4.

                  2.4.3. The Corporation shall register any Transfer of any Offered Shares in its records and shall issue the applicable share certificates to any transferee.

                  2.4.4. The participating Investor shall not be responsible for any costs incurred by the Corporation or any other party as a result of the participating Investor exercising its rights under this Section 2.4, except for any legal fees, expenses and selling commissions personally incurred or contracted for by the participating Investor.

      3. Drag-Along Rights.

            3.1. Sale of Control. At any time prior to the consummation of the Corporation's Qualified Public Offering, if the Stockholders holding a majority of the voting power of the outstanding Fully Diluted Capital Stock of the Corporation (the "Control Stockholders") shall propose to sell to a third party that is not an Affiliate of the Company or any Stockholder (a "Sate of Control") all or substantially all of their Covered Securities (provided that shares representing at least a majority of the voting power of the Corporation shall have been transferred), at a purchase price per share not less than 200% of the Conversion Price, which consideration shall be at least 90% in cash or securities registered under the Securities Act and listed on a national exchange or on the Nasdaq National Market, then the Control Stockholders shall have the right (but not the obligation) to cause each Stockholder to sell or cause to be sold the same proportionate part of the Covered Securities owned by such Stockholder as are proposed to be sold by such Control Stockholders, for the same consideration per Share and otherwise on the same terms and conditions obtained by such Control Stockholders in the Sale of Control.

            3.2. Closing. The closing of any sale under this Section 3 shall be on a date determined by the Control Stockholders, which date shall not be less than twenty (20) Business Days after the date the written notice of the Sale of Control shall be given. A Stockholder participating in the sale pursuant to this Section shall deliver to the transferee(s) at the closing, one or more certificates, properly endorsed for transfer or accompanied by stock transfer powers duly endorsed for transfer, with all stock transfer taxes paid and stamp affixed, which represent the Covered Securities owned by such Stockholder and required to be transferred pursuant to Section 3.1 above. In the event that the Stockholders are required by the Control Stockholders to make any representations, warranties or indemnities for the benefit of the purchaser in connection with a Sale of Control, then (x) no Stockholder will be liable for more than the total net proceeds (net of taxes paid in respect of such proceeds) received by such Stockholder in connection with such Sale of Control and (y) no Stockholder shall be required, in its capacity as a Stockholder, to make any representations or warranties other than representations, warranties and indemnities made by a Stockholder concerning that Stockholder's valid ownership of its Covered Securities, free of liens and encumbrances, and that Stockholder's authority, power and right to enter into and consummate such Sale of Control, but all Stockholders shall jointly, but subject to the provisions of the preceding clause (x), provide the indemnities required by the Control Stockholders relating to the breach of any representation or warranty made by the Corporation (but not any representation or warranty made by any other Stockholder). In addition, such Stockholders shall reasonably cooperate in order to effect the Sale of Control described in this Section 3.2, and the Corporation and such Stockholders shall provide reasonable assistance to the Control Stockholders in connection with the preparation of disclosure schedules relating to representations and warranties to be made to the transferee(s).

      4. Registration Rights.

            4.1. Demand Registration Rights.

                  4.1.1. Demand Registration Rights, (a) The Majority Note holder Investors shall collectively have the right by written notice at any one time after the earlier to occur of (i) consummation of an initial public offering; and (ii) the maturity date of the Convertible Senior Subordinated Notes to request that the Corporation effect a Registration under the Securities Act of its shares of Common Stock underlying, or previously converted into pursuant to the terms of, the Convertible Senior Subordinated Notes; and (b) the Majority Preferred Investors shall collectively have the right by written notice at any one time after the earlier to occur of (i) consummation of an initial public offering; and (ii) September 30, 2009, to request that the Corporation effect a Registration under the Securities Act of its shares of Common Stock underlying, or previously converted into pursuant to the terms of, the Series A Preferred Stock. The Corporation shall use its reasonable best efforts to effect the Registration under the Securities Act of the Demand Shares that the Corporation has been so requested by the Investors (the "Demand Stockholders") to Register (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations under the Securities Act and any other governmental requirements or regulations) in accordance with this Section 4.1:

                        4.1.1.1. Limitations. The Corporation shall not be required to file and cause to become effective (i) any registration statement, the reasonably anticipated aggregate price to the public of which would not exceed $10,000,000, (ii) any registration statement during any period in which any other registration statement (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Primary Shares are to be or were sold has been filed and not withdrawn or has been declared effective within the prior ninety (90) days and in which the holders of Registrable Shares may include Registrable Shares pursuant to Section 4.2, and (iii) any registration that would require an audit of the Corporation to be performed outside of the ordinary course of business.

                        4.1.1.2. Delay. The Corporation may delay the filing or effectiveness of any registration statement after the date of a request for registration pursuant to this Section 4 if at the time of such request (i) the Corporation is engaged, or has fixed plans to engage, within thirty (30) days of the time of such request, in a firm commitment underwritten public offering of Primary Shares in which the holders of Registrable Shares may include Registrable Shares pursuant to Section 4.2 hereof or (ii) the Corporation provides to the Demand Stockholders a written certificate, signed by the President of the Corporation, stating that in the good faith determination of the Board, such registration and offering would be seriously detrimental to any material transaction involving the Corporation; provided, however, that the Corporation may delay the filing or effectiveness of a registration statement pursuant to this Section 4.2.1.2. no more than two (2) times during the term of this Agreement, and then, as to each, for a period not in excess of ninety (90) days from the effective date of such offering, or the date of commencement of such other transaction, as the case may be, but in no event more than one hundred twenty (120) days from the date of a request for registration pursuant to this Section 4.

                        4.1.1.3. Registration Mechanics; Allocation of Shares in Demand Registration. Following receipt of a written request by the Demand Stockholders to effect a Registration under the Securities Act of its shares of Common Stock pursuant to Section 4.1.1 hereof (each a "Demand Notice"), the Corporation shall notify all holders of Registrable Shares from whom a Demand Notice has not been received, and the Corporation shall use its reasonable best efforts to Register under the Securities Act, for public sale in accordance with the method of disposition specified in the Demand Notice, the number of shares of Common Stock specified in the Demand Notice (and, as applicable, in all other notices received by the Corporation from other holders of Registrable Shares within twenty (20) days after the giving of such notice by the Corporation) and any Primary Shares. Notwithstanding the foregoing, if the managing underwriter (as selected by a majority in interest of the Demand Stockholders included in such registration and as shall be reasonably acceptable to the Corporation) advises the Corporation that the inclusion of all Registrable Shares and/or Primary Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares and/or Primary Shares proposed to be included in such Registration shall be included in the following order:

                        (a) first, the Demand Shares and any other Covered Securities by holders that have demand rights under such demand (i.e., the Noteholder Investors in the case of a demand by the Majority Noteholder Investors and the Preferred Investors in the case of a demand by the Majority Preferred Investors); and

                        (b) second, the Primary Shares; and

                        (c) third, all other Registrable Shares (or, if necessary, such Registrable Shares pro rata among the Stockholders thereof based upon the number of Registrable Shares requested to be registered by each such Stockholder).

                        4.1.1.4. Withdrawal in Demand Registration. At any time before the Registration Statement covering Registrable Shares becomes effective, the Majority Noteholder Investors or the Majority Preferred Investors, as the case may be, may request the Corporation to withdraw or not to file such Registration Statement. In that event, if such request for withdrawal shall not have been caused by, or made in response to, the Demand Stockholders learning of an event resulting in a material adverse effect on the business, properties, condition, financial or otherwise, or operations of the Corporation not known at the time of their Demand Notice, the Demand Stockholders shall lose their applicable demand registration rights under this Section 4.1 unless the Demand Stockholders shall pay to the Corporation the expenses incurred in connection therewith by the Corporation through the date of such request.

                        4.1.1.5. Inability to Transfer Sufficient Registrable Shares. If the Majority Noteholder Investors or the Majority Preferred Investors, as the case may be, are unable to Transfer at least eighty percent (80%) of their Registrable Shares, then a demand shall not be deemed to have been made by such Investors under this Section 4.1.

            4.2. Piggyback Registration Rights.

                  4.2.1. Notice of Piggyback Registration and Inclusion of Registrable Shares. Subject to the terms of this Agreement, if the Corporation at any time proposes for any reason to Register any of its Common Stock (either for its own account or the account of a security holder) on a form that would be suitable for a Registration involving Registrable Shares (except with respect to registrations on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), the Corporation will (i) promptly give each holder of Registrable Shares written notice thereof (which shall include a list of the jurisdictions in which the Corporation intends to attempt to qualify such securities under the applicable blue sky or other state securities laws) and
(ii) include in such Registration (and any related qualification under blue sky laws or other compliance laws or regulations), and in any underwriting involved therein, all the Registrable Shares specified in a written request delivered to the Corporation by any such Stockholder within twenty (20) days after delivery of such written notice from the Corporation.

                  4.2.2. Notice of Underwriting in Piggyback Registration. If the Registration of which the Corporation gives notice is for a Registered public offering involving an underwriting, the Corporation shall so advise holders of Registrable Shares as a part of the written notice given pursuant to
Section 4.2.1 hereof. In such event, the right of any such Stockholder to Registration shall be conditioned upon such underwriting and the inclusion of such Stockholder's Registrable Shares in such underwriting to the extent provided in this Section 4.2. All Stockholders proposing to distribute their Registrable Shares through such underwriting shall (together with the Corporation and the other holders distributing their securities through such underwriting) enter into a customary underwriting agreement with the underwriter's representative for such offering. The Stockholders shall have no right to participate in the selection of the underwriters for an offering pursuant to this Section 4.2.

                  4.2.3. Marketing Limitation in Piggyback Registration. In the event the underwriter's representative advises, in writing, the Corporation and Stockholders seeking Registration of Registrable Shares pursuant to this Section
4.2 that market factors (including, without limitation, the aggregate number of shares of Common Stock requested to be Registered, the general condition of the market, and the status of the persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Covered Securities to be underwritten, the underwriter's representative (subject to the allocation priority set forth in Section 4.1.1.3 hereof) may:

                        4.2.3.1.in the case of the Corporation's initial Registered public offering, exclude some or all Registrable Shares from such Registration and underwriting in the manner set forth in Section 4.2.4 hereof; and

                        4.2.3.2.in the case of any Registered public offering subsequent to the initial public offering, and not otherwise as a result of a Demand Notice, limit the number of shares of Registrable Shares to be included in such Registration and underwriting to not less than ten percent (10%) of all Covered Securities included in such Registration.

                  4.2.4. Allocation of Shares in Piggyback Registration. In the event that the underwriter's representative limits the number of Covered Securities to be included in a Registration pursuant to Section 4.2.3 hereof, and such Registration is not a result of a Demand Notice, the Covered Securities (other than Registrable Shares) held by officers of the Corporation shall be excluded from such Registration and underwriting to the extent required by such limitation. If a limitation of the number of Covered Securities is still required after such exclusion, the number of Covered Securities that may be included in such Registration (which shall not be a result of a Demand Notice) and underwriting shall be included, subject to Section 4.2.3.2, in the following order: (i) first, the Primary Shares; (ii) second, the Registrable Shares; and
(iii) third, all other Covered Securities held by the other Stockholders of the Corporation (or, if necessary, such Registrable Shares pro rata among the Stockholders thereof based upon the number of Registrable Shares requested to be registered by each such Stockholder).

                  4.2.5. Withdrawal in Piggyback Registration. If any holder of Registrable Shares disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Corporation and the underwriter's representative delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Shares or other securities excluded or withdrawn from such underwriting shall be withdrawn from such Registration.

            4.3. Expenses of Registration. All expenses incurred by the Corporation in complying with Sections 4.1 and 4.2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent public accountants for the Corporation, fees and expenses (including counsel fees) incurred in connection with complying with state securities or "blue sky" laws, fees of the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, costs of insurance and fees and disbursements of one counsel for the sellers of Registrable Shares and underwriter counsel fees, but excluding any Selling Expenses, are called "Registration Expenses". All underwriting discounts and selling commissions applicable to the sale of Registrable Shares are called "Selling Expenses". The Company will pay all Registration Expenses in connection with all registration statements under Section 4.1.1 and Section 4.2 hereof. All Selling Expenses in connection with each registration statement under Sections
4.1 and 4.2 hereof shall be borne by the participating sellers in proportion to the number of Registrable Shares sold by each or as they may otherwise agree.

            4.4. Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Shares, the Corporation shall, as expeditiously as reasonably possible:

                  4.4.1. Prepare and file with the Securities and Exchange Commission a Registration Statement with respect to such Registrable Shares and use its reasonable best efforts to cause such Registration Statement to become effective, and, upon the request of Stockholders of a majority of the Registrable Shares registered thereunder, keep such Registration Statement effective for up to eighty (80) days.

                  4.4.2. Prepare and file with the Securities and Exchange Commission such amendments and supplements to such Registration Statement and the prospectus used in 4.4.1.

connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

                  4.4.3. Furnish to Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them.

                  4.4.4. Use its reasonable best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by selling Stockholders; provided, however, that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and provided, further, that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling Stockholders, such expenses shall be payable pro rata by selling Stockholders.

                  4.4.5. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Stockholder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  4.4.6. Notify each Stockholder of Registrable Shares covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  4.4.7. Provide a transfer agent and registrar for all Registrable Shares registered pursuant to such Registration Statement and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such Registration.

                  4.4.8. Furnish, at the request of any Stockholder requesting Registration of Registrable Shares pursuant to this Agreement, on the date that such Registrable Shares are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated such date, of the counsel representing the Corporation for the purposes of such Registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to such Stockholder and (ii) a letter dated such date, from the independent certified public accountants of the Corporation, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

                  4.4.9. Use its best efforts to cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by the Corporation are then listed.

                  4.4.10. Subject to Section 12 hereof, make available for inspection by any seller of Registrable Shares to be sold pursuant to the Registration Statement, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Corporation (collectively, the "Records"), and cause the Corporation's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement.

                  4.4.11. Otherwise use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering the period of at least twelve
(12) months beginning with the first day of the Corporation's first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

                  4.4.12. After the filing of the Registration Statement, (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers of such Registrable Shares set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each such seller holding Registrable Shares covered by such Registration Statement of any stop order issued or threatened suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such Registration Statement for sale in any jurisdiction and take all reasonable actions required to prevent the entry of such stop order or promptly to remove it if entered.

                  4.4.13. Have its employees and personnel (i) prepare and make presentations at any "road shows" and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Shares and (iii) otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Corporation's businesses and the requirements of the marketing process) in the offering, marketing or selling of Registrable Shares in any underwritten offering.

            4.5. Indemnification.

                  4.5.1. The Corporation agrees to indemnify and hold harmless, to the extent permitted by law, each holder of Registrable Shares, its officers, directors, employees, partners and agents and each Person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act) against any losses, claims, damages, liabilities, joint or several, to which such holder or any such director, officer, employee, partner or agent or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained (A) in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or (B) in any application or other document or communication (in this Section 9(f) collectively called an "application") executed by or on behalf of the Corporation or based upon written information furnished by or on behalf of the Corporation filed in any jurisdiction in order to qualify any securities covered by such registration statement under the "blue sky" or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Corporation will reimburse such holder and each such director, officer, employee, partner or agent and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, that the Corporation will not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Corporation by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Corporation has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Corporation will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Shares.

                  4.5.2. In connection with any registration statement in which a holder of Registrable Shares is participating, each such holder will furnish to the Corporation in writing such information and documents as the Corporation reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will severally and not jointly indemnify and hold harmless the Corporation, its directors and officers and each other Person who controls the Corporation (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, to which the Corporation or any such director or officer or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and such holder will reimburse the Corporation and each such director, officer and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, but in each case such holder will have obligations under this Section only to the extent that such untrue statement or omission is made in such registration statement, any such prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Corporation by such holder expressly for use therein; provided, that the obligation to indemnify will be individual to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Shares pursuant to such registration statement.

                  4.5.3. Any Person entitled to indemnification hereunder will
(i)give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, that the failure of any Person so to notify the indemnifying party will not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is materially prejudiced by such failure to notify and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld); provided, that without the prior written consent of the indemnified party, no indemnifying party will effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

                  4.5.4. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the Transfer of securities by any holder thereof. Each indemnifying party also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event such indemnifying party's indemnification is unavailable for any reason.

      5. Board of Directors.

            5.1. Size of Board. The Board shall be set at no less than two (2) and no more than nine (9) members.

            5.2. Right to Designate. (i) So long as the Preferred Stockholders a party to this Agreement on the date hereof collectively with their Permitted Transferees that are Affiliates thereof, continue to hold shares of Series A Preferred Stock and Common Stock representing in the aggregate at least twenty-five percent (25%) of the shares of Common Stock into which the shares of Series A Preferred Stock are convertible, the Preferred Stockholders shall have the right to designate two (2) persons for election to the Board; and (ii) the Common Stockholders shall have the right to nominate the remainder of the directors; provided, however, that so long as Falcon Mezzanine Partners, L.P. or its Affiliates ("Falcon") is a Preferred Stockholder and the Preferred Stockholders maintain their rights under this Section 5.2, Falcon shall have the right, on behalf of the Preferred Stockholders, to designate one (1) of such two
(2) Board seats
provided to the Preferred Stockholders under this Section 5.2., and for so long as Prudential Capital Partners, L.P. and/or Prudential Capital Partners Management Fund, L.P. or their Affiliates (collectively, "Prudential") are Preferred Stockholders and the Preferred Stockholders maintain their rights under this Section 5.2, Prudential have the right, on behalf of the Preferred Stockholders, to designate one (1) of such two (2) Board seats provided to the Preferred Stockholders under this Section 5.2. Falcon's initial designee to the Board, on behalf of the Preferred Stockholders, shall be Sandeep Alva; and Prudential's initial designee to the Board, on behalf of the Preferred Stockholders, shall be Jeffrey L. Dickson. If at any time Falcon or Prudential shall not have such right to designate a Director, Preferred Stockholders voting on an as-converted basis shall have the right by majority vote to designate such Director(s). There shall be no cumulative voting with respect to such designation(s).

            5.3. Replacement of Director. In the event any director nominated pursuant to Section 5.2 hereof shall resign, die, become incapacitated or otherwise cease to act as a director or is removed from the Board, the Stockholder(s) who nominated such director shall be entitled to designate a successor to such director by notifying the Board, in writing, of a replacement nominee, and the Stockholders shall vote their Covered Securities, at any regular or special meeting called for the purpose of filling positions on the Board, or in any written consent executed in lieu of such a meeting of Stockholders, and shall take all actions necessary, to ensure the election to the Board of such replacement nominee to fill the unexpired term of the director who is being replaced. To the extent the Stockholder who nominated a director to the Board desires to remove such director, all of the Stockholders hereby agree to vote their Covered Securities or execute written consents in respect of such Covered Securities to remove such director in accordance with the wishes of the party who originally nominated such director.

            5.4. Certain Expenses. All reasonable out-of-pocket expenses of all members of the Board in connection with attendance at Board meetings shall be reimbursed by the Corporation.

            5.5. Election of Designees. The Corporation shall use its best efforts to cause any designees selected in accordance with this Agreement to be elected to the Board. Each Stockholder shall vote such Stockholder's shares of Common Stock at any regular or special meeting of stockholders of the Corporation or in any written consent executed in lieu of such a meeting of stockholders and shall take all other actions necessary (whether in such Stockholder's capacity as Stockholder or otherwise, including, without limitation, causing any directors to take all such necessary action, whether at a meeting or by an action by written consent in lieu of a meeting): (i) to give effect to the agreements contained in Section 5.2 and (ii) to ensure that the certificate of incorporation and by-laws of the Corporation do not, at any time hereafter, conflict in any respect with the provisions of this Agreement.

            5.6. Board Meetings; Expenses; Indemnification; Insurance. Meetings of the Board and any committee thereof shall be held at the principal offices of the Corporation or at such other place as may be determined by the Board or such committee. Regular meetings of the Board shall be held on such dates and at such times as shall be determined by the Board: provided that there shall be at least one meeting held during each fiscal quarter. Special meetings of the Board or any committee thereof may be called by any director (or, in the case of a special meeting of any committee of the Board, by any member thereof) in at least three days' prior notice to the other directors, which notice shall state the purpose or purposes for which such meeting is being called. The Corporation shall pay all reasonable out-of-pocket expenses incurred by any director in connection with the participation by directors in attending meetings of the Board (and committees thereof) and the boards of directors (and committees thereof) of any subsidiaries of the Corporation. The directors of the Corporation shall be indemnified by the Corporation to the extent set forth in the Corporation's by-laws. The Corporation shall maintain directors' and officers' insurance in an amount reasonably acceptable to the Stockholders.

            5.7. Quorum; Act of the Board. Except as otherwise required by law or the certificate of incorporation of the Corporation, at all meetings of the Board, a majority of the entire Board shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. Unless otherwise provided in the certificate of incorporation or by-laws of the Corporation, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all the members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board. Notwithstanding anything to the contrary set forth in this Section 5.7, if any Series A Preferred Stock remain outstanding on September 30, 2009, no matters set forth before the Board shall be deemed to be approved by the Board unless there is obtained the unanimous affirmative vote or written consent of each of the Directors then a member of the Board. For the avoidance of doubt, from and after September 30, 2009, if any Series A Preferred Stock shall remain outstanding, without the affirmative or written consent of each of the Directors of the Board, the Corporation shall not and shall not permit any of its Subsidiaries to:

                  5.7.1. incur or repay any indebtedness, including without limitation any indebtedness under any committed facility, or contract for the incurrence of any indebtedness;

                  5.7.2. issue or redeem any capital stock, or contract to issue or redeem any capital stock, or make any dividend or distribution in respect of any capital stock;

                  5.7.3. enter into any agreement or arrangement with any Affiliate, stockholder, officer or director or amend the terms of any such existing arrangement;

                  5.7.4. make any acquisitions or investments including, without limitation, investments in the Corporation, any Subsidiary or any other person;

                  5.7.5. approve or modify the Corporation's or any Subsidiary's budget;

                  5.7.6. approve any sale of any property or assets, including, without limitation, the capital stock of any Subsidiary;

                  5.7.7. appoint or remove any officer of the Corporation or any Subsidiary;

                  5.7.8. amend the charter or bylaws of the Corporation or any Subsidiary;

 or

                  5.7.9. grant any Common Stock Equivalents.

            5.8. Composition of Subsidiary Boards; Observer Rights. The composition of the Governing Body of each wholly-owned Subsidiary of the Corporation that is incorporated or organized under the laws of the United States of America or any state thereof or the District of Columbia, as well as that of Brightstar US, Inc., a Florida corporation, shall be identical to the composition of the Board. With respect to each other Subsidiary of the Corporation, the Preferred Stockholders shall be provided with the right to send one non-voting observer to all meetings of the Governing Body of such Subsidiary. Each Subsidiary shall use its reasonable best efforts to provide the observer with notice of all meetings of its Governing Body consistent with that provided to the official members of the Governing Body; provided, however, that failure to give such notice shall not invalidate any action taken by the Governing Body at the meeting. Each Subsidiary shall reimburse the observer for his or her out-of-pocket expenses incurred in attending the meetings of the Subsidiary's Governing Body, consistent with that provided to the official members of the Governing Body.

            5.9. Fiduciary Duties. Nothing in this Agreement, express or implied, shall relieve any officer or director of the Corporation or any of its Subsidiaries, or any Stockholder, of any fiduciary or other duties or obligations they may have to the Corporation's stockholders.

      6. Rights and Preferences of the Series A Preferred Stock. The Series A Preferred Stock shall have the rights and preferences, including, without limitation the dividend rate, liquidation preference, ranking, put right, protective provision and voting rights set forth in the Certificate of Designations as filed with the Division of Corporations of the State of Delaware. Nothing in this Agreement shall be construed to restrict in any manner the rights and preferences of the Series A Preferred Stock in the Certificate of Designation, but any rights shall be in addition to and without limiting such rights.

      7. Covenant of the Management Controlling Stockholders. The Management Controlling Stockholders shall not transfer any of their shares in a manner which would result in the occurrence of a Liquidity Event or Change of Control under the Certificate of Designation governing the terms of the Series A Preferred Stock unless, the holders of Preferred Stock shall have consented to such transfer under paragraph g(ii)(4) of the Certificate of Designation to the extent their consent is required in accordance with the terms thereof (whether or not the Corporation is a party to such Liquidity Event of Change of Control).

      8. Termination. This Agreement shall terminate in its entirety (a) upon the vote of the holders of a majority of the Common Stock held by each of (i) the Investors, voting as one class (on an as-converted basis), and (ii) the Stockholders, other than the Investors, voting as a separate class, and (b) in the case of Sections 2, 3 and 5 (i) on the closing of a Qualified Public Offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Stock for the account of the Corporation to the public and (ii) upon the consummation of a Sale of Control pursuant to
Section 3 hereof; provided, however, that the

Board voting agreement provided in Section 5.2 hereof shall terminate on the earlier of (i) an event in described in (a) or (b) above; or (ii) on the tenth
(10th) anniversary of the date hereof.

      9. Restrictive Legend. So long as any Covered Securities are subject to the provisions hereof, all certificates representing Covered Securities owned or hereafter acquired by any Stockholder or any transferee thereof bound by this Agreement shall bear legends stating in substance:

      "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH THE RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS."

      "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE STOCKHOLDERS' AGREEMENT OF THE CORPORATION DATED DECEMBER______________, 2003, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE CORPORATION), WHICH CONTAINS RESTRICTIONS ON THE TRANSFERABILITY OF THE SHARES EVIDENCED HEREBY, AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID STOCKHOLDERS' AGREEMENT."

      10. Information Rights; Confidentiality. The Corporation shall deliver to the Investors (i) audited financial statements within ninety (90) days of the close of each fiscal year of the Corporation; (ii) unaudited quarterly financial statements within forty five (45) days of the end of each fiscal quarter of the Corporation; (iii) unaudited monthly financial statements within thirty (30) days of the end of each fiscal month; (iv) annual budgets for each fiscal year within thirty (30) days following the commencement of such fiscal year; and (v) any other information reasonably requested by the Investors from time to time. The Corporation shall further provide to the Investor's legal and business advisors and consultants reasonable access upon reasonable notice to the books, records and properties of the Corporation and its officers, so long as such access does not violate any Federal or applicable state law. The Investors shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by the Corporation in accordance with such Investor's customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of Institutional Investors (as defined in the Purchase Agreement), it being understood and agreed by the Corporation that in any event an Investor may make disclosures (a) to its Affiliates and its Affiliates' directors, officers, employees, agents and partners and members, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b)to the extent requested by any Government Authority (as defined in the Purchase Agreement), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10, to (i) any transferee of, or any prospective transferee of, any of its Covered Securities or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Corporation, (g) with the consent of the Corporation, (h) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 10, or (2) becomes available to an Investor on a nonconfidential basis from a source other than the Corporation, or (3) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about an Investor's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Investors or its Affiliates and that no written or oral communications from counsel to an Investor and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is an Investor and (i) and with respect to each Investor that is an investment fund, to actual or prospective investors in such fund or any future fund that may be established by such Investor or its Affiliates; provided that, unless specifically prohibited by applicable law or order of Government Authority (as defined in the Purchase Agreement), each Investor shall notify the Corporation of any request by any Government Authority (as defined in the Purchase Agreement) or representative thereof (other than any such request in connection with any examination of the financial condition of such Investor by such Government Authority (as defined in the Purchase Agreement)) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Investor be obligated or required to return any materials furnished by the Corporation or any of the Corporation's Subsidiaries.

      Notwithstanding anything to contrary herein, the Corporation and each Investor (and each of its employees, representatives and agents) is permitted to disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Purchase Agreement and related documents, and all materials of any kind (including opinions and other tax analyses) that are provided to the Corporation or such Investor related to such tax treatment or tax structure. In this regard, the Corporation and each Investor acknowledge and agree that the Corporation's or such Investor's disclosure of the tax treatment or tax structure of such transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such agreement or understanding is legally binding). Furthermore, the Corporation and each Investor acknowledge and agree that they do not know or have reason to know that their use or disclosure of information relating to the structure or tax aspects of the transactions contemplated by the Purchase Agreement and related documents is limited in any other manner for the benefit of any other Person.

      11. Miscellaneous Provisions.

            11.1. Transferee Restrictions. Any person or entity who acquires Covered Securities as a Permitted Transferee shall comply with this Agreement and shall become a "Stockholder" for purposes of this Agreement. Such person or entity shall be bound by all the provisions of this Agreement applicable to such Stockholder from whom such person or entity acquired such Covered Securities. A Permitted Transferee shall also be bound by all of the provisions of this Agreement applicable to the Stockholder from whom such Permitted Transferee acquired Covered Securities whether or not such Stockholder continues to be a Stockholder of the Corporation.

            11.2. Notice. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by registered or certified mail which shall be addressed:

            12.2.1.     if to the Corporation to:
                        Brightstar  Corp.
                        2010 N.W. 84th Avenue
                        Miami, Florida 33122
                        Telecopier:  (305)477-9072
                        Attention:   R. Marcelo Claure, President
                                     (or to such other address as may be
                                     designated by the Corporation in writing)

            12.2.2      with a copy (which shall not constitute notice) to:
                        Kirkpatrick & Lockhart LLP
                        Miami Center, 20th Floor
                        201 South Biscayne Boulevard
                        Miami, Florida 33131
                        Telecopier:  (305)358-7095
                        Attention:   Clayton E. Parker, Esq.

            12.2.3.     if to the Preferred Stockholders, to:
                        the addresses specified in Exhibit A attached hereto
                       (or to such other address as may be designated
                        by such Stockholder in writing).

            12.2.4.     if to the Convertible Noteholders, to:
                        the addresses specified in Exhibit B attached hereto (or to such other address as may be designated by such Convertible Noteholder in writing).

            12.2.5. if to the Common Stockholders, to the addresses specified on Exhibit C attached hereto (or to such other address as may be designated by such Stockholder in writing).

            Except as otherwise provided in this Agreement, each such notice shall be deemed given at the time it shall be mailed in any post office or branch post office regularly maintained by the United States Government.

            11.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

            11.4. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and the respective successors and permitted assigns of each of them, so long as they hold Covered Securities.

            11.5. Amendments; Waiver. This Agreement may be amended, and any provision contained herein may be waived for all Stockholders, upon the vote of the holders of a majority of the Common Stock held by each of (i) the Investors, voting as one class (on an as-converted basis), and (ii) the Stockholders, other than the Investors, voting as a separate class; provided that no amendment or waiver of any provision of Section 4 shall be made without the unanimous vote of all Stockholders; provided further, that if any amendment or wavier would have a materially adverse and disproportionate effect on the rights of any Stockholder of the same class hereunder relative to any other Stockholder hereunder, such amendment or waiver shall also require the prior written approval of the Stockholder so adversely affected. In addition, the rights granted pursuant to Section 2.4 may be waived only upon the vote of the holders of a majority of the Common Stock held by the Investors (voting on an as-converted basis), each voting as a separate class.

            11.6. Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts made and to be wholly performed therein.

            11.7. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

            11.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            11.9. Severability. If any provision or part thereof contained in this Agreement is declared invalid by any court of competent jurisdiction or a government agency having jurisdiction, such declaration shall not affect the remainder of the provision or the other provisions and each shall remain in full force and effect.

            11.10. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect or limit the meaning or interpretation of this Agreement.

                           [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, the undersigned have executed this Stockholders Agreement on the date first above written. *

                                      BRIGHTSTAR CORP

                                      By: /s/ R. Marcelo Claure
                                          -----------------------
                                      Name: R. Marcelo Claure
                                      Title:   President

                                    EXHIBIT A

                             PREFERRED STOCKHOLDERS

      The undersigned parties hereby consent to become Stockholders of the Corporation and agree to be bound by the terms and conditions of the foregoing Stockholders' Agreement at the time they become owners of any Covered Securities of the Corporation:

                                           Shares of Series
Name:                                      A Preferred Stock:                    Signature:
Falcon Mezzanine Partners, LP               1,214,574.899(1)                     Falcon Mezzanine Partners, LP
60 Kendrick Street                                                               By:   Falcon Mezzanine
Needham, MA 02494                                                                      Investments, LLC,
Attn:   Sandeep Alva                                                             Its:  General Partner


With a copy to:                                                                  By: /s/ Rafael Fogel
                                                                                    ---------------------
Cahill Gordon & Reindel LLP                                                      Name: Rafael Fogel
80 Pine Street                                                                   Title: Vice President
New York, NY 10005
Attn:     John Papachristos, Esq.

--------------
(1) After the issuance by the Corporation of the Additional Purchased Preferred Stock (as defined in the Purchase Agreement), if it occurs, Falcon Mezzanine Partners LP will own, in the aggregate, 1,351,214.575 shares of Series A Preferred Stock.

                                            SHARES OF SERIES
NAME:                                      A PREFERRED STOCK:                    SIGNATURE:
Prudential Capital Partners, L.P.           l,175,649.321(2)                     Prudential Capital Partners, L.P.
c/o Prudential Capital Group                                                     By:   Prudential Capital Group, L.P.
1170 Peachtree Street, Suite 500                                                 Its:  General Partner
Atlanta, GA 30309

With a copy to:                                                                  By:   /s/ Jay White:
                                                                                       ----------------
Cahill Gordon & Reindel LLP                                                      Name: Jay White
80 Pine Street                                                                   Its:  Vice President
New York, NY 10005
Attn:     John Papachristos, Esq.

Prudential Capital Partners Management      38,925.578(3)                        Prudential Capital Partners Management Fund, L.P.
Fund, L.P. c/o Prudential Capital Group                                          By:   Prudential Investment Management, Inc.
1170 Peachtree Street, Suite 500                                                 Its:  General Partner
Atlanta, GA 30309

With a copy to:                                                                  By: /s/ Jay White
                                                                                     ---------------
Cahill Gordon & Reindel LLP                                                      Name: Jay White
80 Pine Street                                                                   Its:  Vice President
New York, NY 10005
Attn:     John Papachristos, Esq.

----------------
(2) After the issuance by the Corporation of the Additional Purchased Preferred Stock (as defined in the Purchase Agreement), if it occurs, Prudential Capital Partners, L.P. will own, in the aggregate, 1,307,909.867 shares of Series A Preferred Stock.

(3) After the issuance by the Corporation of the Additional Purchased Preferred Stock (as defined in the Purchase Agreement), if it occurs, Prudential Capital Partners Management Fund, L.P. will own, in the aggregate, 43,304.705 shares of Series A Preferred Stock.

                                           SHARES OF SERIES
NAME:                                      A PREFERRED STOCK:                    SIGNATURE:

            [***]                            600,000.000                                   [***]
c/o Grandview Capital Management LLC
820 Manhattan Avenue #200                                                        By: /s/ Dean R. Graves
Manhattan Beach, CA 90266                                                           ----------------------------
Attn:     Robert Sydow                                                           Name: Dean R. Graves
                                                                                 Title: Senior Vice President

Arrow Investment Partners                     7,287.449                          Arrow Investment Partners
c/o Grandview Capital Management LLC
820 Manhattan Avenue #200                                                        By: /s/ Dean R. Graves
Manhattan Beach, CA 90266                                                            ---------------------------
Attn:     Robert Sydow                                                           Name: Dean R. Graves
                                                                                 Title: Senior Vice President

                                           SHARES OF SERIES
NAME:                                      A PREFERRED STOCK:                    SIGNATURE:
RCG Carpathia Master Fund, Ltd.             440,283.401                          RCG Carpathia Master Fund, Ltd.
666 Third Avenue
New York, NY 10017                                                               By: /s/ Howard J. Golden
Attn:     Richard Maybaum                                                           ----------------------------
                                                                                 Name: Howard  J. Golden
With a copy to:                                                                  Title: Managing Director

RCG Carpathia Master Fund, Ltd.
666 Third Avenue
New York, NY 10017
Attn:     Roger Anscher

                                    EXHIBIT B

                            CONVERTIBLE NOTEHOLDERS

                                        Amount of
                                      Convertible
                                         Senior
                                      subordinated
Name:                                    notes:                                    Signature:
Falcon Mezzanine Partners, LP         $10,283,400.81(4)                          Falcon Mezzanine Partners, LP
60 Kendrick Street                                                               By:   Falcon Mezzanine Investments, LLC,
Needham, MA 02494                                                                Its:  General Partner
Attn:     Sandeep Alva

With a copy to:                                                                  By: /s/ Rafael Fogel
                                                                                     ---------------------------
Cahill Gordon & Reindel LLP                                                      Name: Rafael Fogel
80 Pine Street                                                                   Title: Vice President
New York, NY 10005
Attn:     John Papachristos, Esq.

-----------
(4) After the issuance by the corporation of the Additional Notes (as defined in the Purchase Agreement), if it occurs, Falcon Mezzanine Partners, LP will own Convertible Senior Subordinated Notes in the aggregate principal amount of $11,440,283.40.

                                          Amount of
                                        Convertible
                                           Senior
                                        subordinated
Name:                                      notes:                                    Signature:

Prudential Capital Partners, L.P.       $9,953,830.91(5)                         Prudential Capital Partners, L.P.
c/o Prudential Capital Group                                                     By:   Prudential Capital Group, L.P.
1170 Peachtree Street, Suite 500                                                 Its:  General Partner
Atlanta, GA 30309

With a copy to:                                                                  By:   /s/ Jay White
                                                                                       -------------------------
Cahill Gordon & Reindel LLP                                                      Name: Jay White
80 Pine Street                                                                   Its:  Vice President
New York, NY 10005
Attn: John Papachristos, Esq.

Prudential Capital Partners Management  $329,569.90(6)                           Prudential Capital Partners Management Fund, L.P.
Fund, L.P. c/o Prudential Capital Group                                          By:   Prudential Investment Management, Inc.
1170 Peachtree Street, Suite 500                                                 Its:  General Partner
Atlanta, GA 30309

With a copy to:                                                                  By: /s/ Jay White
                                                                                    ----------------------------
Cahill Gordon & Reindel LLP                                                      Name: Jay White
80 Pine Street                                                                   Its: Vice President
New York, NY 10005
Attn: John Papachristos,Esq.

--------------
(5) After the issuance by the Corporation of the Additional Notes (as defined in the Purchase Agreement), if it occurs, Prudential Capital Partners, L.P. will own Convertible Senior Subordinated Notes in the aggregate principal amount of $11,073,636.90

(6) After the issuance by the Corporation of the Additional Notes (as defined in the Purchase Agreement), if it occurs, Prudential Capital Partners Management Fund, L.P. will own Convertible Senior Subordinated Notes in the aggregate principal amount of $366,646.52.

                                          AMOUNT OF
                                        CONVERTIBLE
                                           SENIOR
                                        SUBORDINATED
NAME:                                      NOTES:                                    SIGNATURE:
          [***]                                                                                [***]
c/o Grandview Capital Management LLC
820 Manhattan Avenue #200
Manhattan Beach, CA 90266                                                        By: /s/ Dean R. Graves
Attn:     Robert Sydow                                                              ----------------------------
                                                                                 Name: Dean R. Graves
                                                                                 Title: Senior Vice President

Arrow Investment Partners               $   61,700.41                            Arrow Investment Partners
c/o Grandview Capital Management LLC
Manhattan Beach, CA 90266                                                        By: /s/ Dean R. Graves
820 Manhattan Avenue #200                                                            ---------------------------
Attn:     Robert Sydow                                                           Name: Dean R. Graves
                                                                                 Title: Senior Vice President


                                          Amount of
                                        Convertible
                                           Senior
                                        subordinated
Name:                                      notes:                                    Signature:
RCG Carpathia Master Fund, Ltd.         $3,727,732.79                            RCG Carpathia Master Fund, Ltd.
666 Third Avenue
New York, NY 10017                                                               By:/s/ HOWARD J. GOLDEN
                                                                                    ----------------------------
With a Copy to:                                                                  Name: HOWARD J. GOLDEN
RCG Carpathia Master Fund, Ltd.                                                  Title: MANAGING DIRECTOR
666 Third Avenue
New York, NY 10017
Attn:     Roger Anscher

                                    EXHIBIT C

                               COMMON STOCKHOLDERS

                              NUMBER OF SHARES OF            SIGNATURE:
NAME                             COMMON STOCK
------------------------      -------------------   ----------------------------
Raul Marcelo Claure              19,825,752
2010 N.W. 84th Avenue                               By: /s/ RAUL MARCELO CLAURE
                                                        ------------------------
Miami, Florida 33131                                      Raul Marcelo Claure

David Peterson                    1,043,461
________________________                            By:________________________
________________________                                     David Peterson

                                    EXHIBIT C

                               COMMON STOCKHOLDERS

                              NUMBER OF SHARES OF            SIGNATURE:
NAME                             COMMON STOCK
------------------------      -------------------   ----------------------------
Raul Marcelo Claure              19,825,752
2010 N.W. 84th Avenue                               By: /s/ RAUL MARCELO CLAURE
Miami, Florida 33131                                    ------------------------
                                                          Raul Marcelo Claure
David Peterson                    1,043,461
3771 Tamarack Circle                               By: /s/ David Peterson
Crystal Lake IL 60012                                  ------------------------
                                                            David Peterson

                                      C-1